EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-108790 on Form S-8 of American Pacific Corporation of our report dated April 16, 2007, relating to the statement of net assets available for benefits as of September 30, 2006 of the American Pacific Corporation 401(k) Plan, appearing in this Annual Report on Form 11-K of American Pacific Corporation 401(k) Plan for the year ended September 30, 2007.
/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
March 27, 2008